Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Amendment No. 1 Registration Statement on Form S-1 of Intellinetics, Inc. of our report dated March 30, 2017, relating to the consolidated financial statements of Intellinetics, Inc. as of December 31, 2016 and 2015 and for the years then ended. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus. Our report dated March 30, 2017, includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ GBQ Partners LLC

Columbus, Ohio
February 6 , 2018